AMENDMENT TO EMPLOYMENT AGREEMENT

March 15, 2005

Richard Garcia
1760 SW 129th Terrace
Miramar, Florida 33027

Dear Richard:

Reference is made to the Amended and Restated Employment Agreement effective as of January 1, 2004 (as amended, the “Agreement”) by and between Paxson Communications Management Company, Inc. (“Paxson”) and Richard Garcia (“Employee”). Capitalized terms used and not otherwise defined herein have the respective meanings assigned thereto in the Agreement.

The Agreement is hereby amended by deleting Schedule I to the Agreement and inserting Schedule I attached to this amendment as Schedule I thereto.

All other terms and conditions of the Agreement remain the same. If the foregoing correctly sets forth your understanding of our intentions with respect to the matters set forth above, please indicate by executing a copy of this amendment as provided below and returning the same to us.

Paxson Communications Management Company, Inc.

By /s/ Lowell W. Paxson

Name: Lowell W. Paxson Title: Chairman and Chief Executive Officer

Accepted and Agreed as of this 16th
day of March, 2005:

/s/ Richard Garcia
Richard Garcia

SCHEDULE I TO EMPLOYMENT AGREEMENT
FOR RICHARD GARCIA

Titled Position: Senior Vice President and Chief Financial Officer

Employment Duties: Oversee all strategic planning and corporate finance activities of the Company.

Commencement Date:Effective January 1, 2005

Employment Location:Palm Beach County, Florida

Responsible Officer:Lowell W. Paxson, Chief Executive Officer

Base Salary:$298,700, effective January 1, 2005

Severance Months:	Twelve (12)

Annual Bonus: “Total Annual Bonus Target” for Employee in any Employment Year shall be 80% of Employee’s Base Salary then in effect, as follows:

(A) 35% of the Total Annual Bonus Target for Employee may be earned as an “Individual Performance Bonus Award”; and

(B) 65% of the Total Annual Bonus Target for Employee may be earned as a “Paxson Group Performance Bonus Award”.

“Individual Performance Bonus Award” - Employee shall be entitled to such award, if, in the opinion of the Responsible Officer, with the concurrence of the Chairman and CEO of the Paxson Group and the Compensation Committee of the Board of Directors, employee has, satisfactorily performed the tasks associated with the Titled Position (which may include, among other things, having remained within budget for such fiscal year).

“Paxson Group Performance Bonus Award” - Employee shall be entitled to such award, if the Paxson Group achieves the financial performance goals (revenues, cash flow, earnings, etc.) established by the Compensation Committee of the Board of Directors of the Paxson Group for the award of bonuses to other senior management of the Paxson Group.

The Individual Performance Bonus Award and Paxson Group Performance Bonus Award (collectively, the “Total Annual Bonus Award”) shall be payable during the first six (6) months of each fiscal year following each fiscal year during the Agreement Term hereof in which the Total Annual Bonus Award is earned and shall be prorated during any partial year of employment covered hereby. For example, a bonus if any, for six (6) months of employment in 2004 would be payable during the first six (6) months of 2005 and determined using 2004 financial goals and would be equal to one-half (2) of the Total Annual Bonus Award for such year (e.g. 2 of the Individual Performance Bonus and the Paxson Group Performance Bonus, each as may have been earned). Notwithstanding anything to the contrary contained herein, the Annual Bonus described hereunder shall be effective for fiscal year 2004 (payable in the first six months of 2005) and the Annual Bonus terms effective for Employee for fiscal year 2003 (payable in the first six months of 2004), as set forth in any superceded employment agreement or other arrangement, shall remain effective and are hereby incorporated herein in their entirety.

Options: On or before the date hereof during fiscal year 2003, 2004 and 2005, employee was granted options to acquire restricted and unrestricted stock of Paxson Communications Corporation, with such options and restricted stock being granted subject to various terms, conditions and limitations, including without limitation, vesting or lapse of restrictions on restricted stock and forfeiture, as set forth under the Paxson Communications Corporation 1998 Stock Incentive Plan (the “Plan”) the form of stock option agreement and such other documents pursuant to such awards of equity compensation were made.

Employee will be eligible to receive additional option grants based upon Employee’s performance, and on terms and in such amounts as determined by the Compensation Committee of the Board of Directors. Nothing herein shall be deemed to be an obligation to make awards in addition to the award of options and restricted stock described above made on or before the date hereof.

Notwithstanding anything to the contrary contained herein, an Employee Termination for Good Reason shall constitute a Termination Without Cause hereunder for purposes of the acceleration of vesting of options, or lapse of restrictions on restricted stock, granted to Employee from time to time by Paxson.

Miscellaneous: 1. Without limiting the terms of Section 2.03 of the Agreement, and notwithstanding the otherwise applicable travel expense related policies of Paxson, Employee shall be entitled to travel in business class, or if unavailable, first class, on any business travel reimbursable by the Company.

2. The definition of “Employee’s Termination for Good Reason” set forth under Section 3.01(f) is hereby supplemented by adding the following (iii) thereto: “(iii) Paxson makes any material, adverse change in Employee’s position, duties, or responsibilities.”

3. The term “Severance Months” above is hereby supplemented to provide that in the event of a termination of employment, which entitles Employee to a severance payment and which occurs six months prior to, or within two years following a Change in Control, Employee shall be entitled to 24 months of severance instead of 12 months specified above.

Employee	Paxson Communications Management Company, Inc.
/s/ Richard Garcia	By /s/ Lowell W. Paxson

Richard Garcia Date: March 16, 2005	Name: Lowell W. Paxson Title: Chief Executive Officer Date: March 16, 2005